UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2021

ZOMEDICA CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	001-38298	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Phoenix Drive, Suite 125, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 369-2555

100 Phoenix Drive, Suite 180, Ann Arbor, Michigan 48108
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	ZOM	NYSE American

Item 1.01 Entry into a Material Definitive Agreement.

On February 8, 2021, Zomedica Corp. (the “Company”) entered into an underwriting agreement with H.C. Wainwright & Co., LLC (“Wainwright”) (as amended and restated, the “Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company agreed to sell, in an upsized firm commitment offering, 91,315,790 common shares (the “Firm Shares”) of the Company (the “Common Shares”) to Wainwright at an offering price to the public of $1.90 per share, less underwriting discounts and commissions. In addition, pursuant to the Underwriting Agreement, the Company has granted Wainwright a 30-day option to purchase up to an additional 13,697,368 Common Shares (collectively with the Firm Shares, the “Shares”) at the same offering price to the public, less underwriting discounts and commissions.

The aggregate gross proceeds of the offering will be approximately $173.5 million, before deducting underwriting discounts and commissions and offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for the continued development of the Company’s diagnostic platforms, including making milestone payments, if any and as they come due, under the Company’s existing license and collaboration agreements, for strategic acquisitions if and when they become available, and other general corporate and working capital purposes. The Company may also use a portion of the net proceeds from this offering to repurchase some or all of the Company’s outstanding Series 1 Preferred Shares, although no agreement has been reached with respect to the terms or conditions of any such repurchase.

Wainwright is acting as the sole book-running manager for the offering. The Company will pay Wainwright an underwriting discount equal to 7.0% of the gross proceeds of the offering. The Company also agreed to pay Wainwright $35,000 for non-accountable expenses, an expense allowance of up to $100,000 for legal fees and other out-of-pocket expenses and $15,950 for Wainwright’s closing expenses.

The Shares are being offered pursuant to the Company’s effective shelf registration statement on Form S-3, which was originally filed with the Securities and Exchange Commission on December 20, 2018, and was declared effective on January 30, 2019 (File No. 333-228926), a prospectus supplement thereunder dated February 8, 2021 and the accompanying base prospectus dated January 30, 2019. The offering is expected to close on or about February 11, 2021, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, and covenants of the Company and also provides for customary indemnification by each of the Company and Wainwright against certain liabilities and customary contribution provisions in respect of those liabilities.

A copy of the opinion of Fasken Martineau DuMoulin LLP relating to the validity of the Shares is filed herewith as Exhibit 5.1.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein. The Company issued press releases on February 8, 2021 announcing the pricing and upsizing of the offering, which press releases are attached here to as Exhibits 99.1 and 99.2, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Amended and Restated Underwriting Agreement, dated February 8, 2021, between Zomedica Corp. and H.C. Wainwright & Co., LLC
5.1	Opinion of Fasken Martineau DuMoulin LLP
23.1	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)
99.1	Press Release, dated February 8, 2021
99.2	Press Release, dated February 8, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOMEDICA CORP.

Date: February 9, 2021	By: /s/ Ann Marie Cotter
Name: Ann Marie Cotter
Title: Chief Financial Officer